Exhibit 10.38

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of December 17, 2015 (the “Effective Date”), between AMICUS THERAPEUTICS, INC., a Delaware corporation having an office at 1 Cedar Brook Drive, Cranbury, New Jersey 08512 (the “Company”), and DIPAL DOSHI, an individual residing at 292 Russell Road, Princeton NJ 08540 (“Employee”).

PREAMBLE

WHEREAS, the Company wishes to employ Employee as Chief Business Officer of the Company, and Employee wishes to serve as the Chief Business Officer;

WHEREAS, the parties to the Agreement wish to revise Employee’s terms of employment that had been previously set forth in the Severance Agreement by and between the Company and the Employee as of July 7, 2014 (the “Severance Letter”).

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the sufficiency and receipt whereof is hereby acknowledged, the parties agree as follows:

Section 1.                                           Definitions.  Unless otherwise defined herein, the following terms shall have the following respective meanings:

“Cause” means for any of the following reasons: (i) willful or deliberate misconduct by Employee that materially damages the Company; (ii) misappropriation of Company assets; (iii) Employee’s conviction of or a plea of guilty or “no contest” to, a felony; or (iv) any willful disobedience of the lawful and unambiguous instructions of the Chief Executive Officer of the Company (the “CEO”); provided that the CEO has given Employee written notice of such disobedience or neglect and Employee has failed to cure such disobedience or neglect within a period reasonable under the circumstances. For avoidance of doubt, a termination of Employee’s employment hereunder due to Employee’s Disability (as defined below) will not constitute a termination without Cause.

“Change in Control Event” means any of the following: (i) any person or entity (except for a current stockholder who was a stockholder) becomes the beneficial owner of greater than 50% of the then outstanding voting power of the Company; (ii) a merger or consolidation with another entity where the voting securities of the Company outstanding immediately before the transaction constitute less than a majority of the voting power of the voting securities of the Company or the surviving entity outstanding immediately after the transaction; or (iii) the sale or disposition of all or substantially all of the Company’s assets.  Notwithstanding the foregoing, no event shall be deemed to be a Change in Control Event unless such event would also be a Change in Control under Section 409A and the rules and regulations promulgated thereunder (collectively, “Section 409”) of the Internal Revenue Code of 1986, as amended (the “Code”) or would otherwise be a permitted distribution event under Section 409A.

“Good Reason” means: (i) a material diminution in Employee’s authority, duties, or responsibilities; or (ii) a material change in the geographic location at which Employee must perform services, in each case without Employee’s consent. Employee must provide the Company with notice of the Good Reason condition within ninety (90) days of its initial existence, the Company shall have a period of thirty (30) days within which it may remedy the condition and such event would not be considered Good Reason, and any Good Reason termination (for an event that is uncured) must occur within two (2) years of the initial existence of the Good Reason condition.

Section 2.                                           Employment.

Subject to the terms and conditions of this Agreement, Employee will be employed by the Company as its Chief Business Officer. Employee accepts such employment, and agrees to discharge all of the duties normally associated with said position, to faithfully and to the best of his abilities perform such other services consistent with his position as a senior executive officer as may from time to time be assigned to him by the CEO or the Board of Directors of the Company (the “Board”) and to devote all of his business time, skill and attention to such services.

Section 3.                                           Compensation and Benefits.

3.1.                            Base Salary.  During the Employment Term (as defined in Section 4), the Company shall pay Employee a salary at the annual rate of $315,000 or such greater amount as the Board or a committee thereof may from time to time establish pursuant to the terms hereof (the “Base Salary”). Such Base Salary shall be reviewed annually and may be increased, but not decreased, by the Board or a committee thereof in its sole discretion. The Base Salary shall be payable in accordance with the Company’s customary payroll practices for its senior management personnel.

3.2.                            Bonus.  During the Employment Term, Employee shall be eligible to participate in the Company’s bonus programs in effect with respect to senior management personnel. Employee shall be eligible to receive an annual target bonus of up to 40% of the Base Salary in cash (the “Bonus”). Any Bonus payment to which Employee becomes entitled hereunder shall be paid to Employee in a lump sum on or before the 15th day of the third month following the end of the calendar year in which the Bonus was earned.

3.3.                            Benefits.

(a)                                 Benefit Plans.  During the Employment Term, Employee may participate, on the same basis and subject to the same qualifications as other senior management personnel of the Company, in any benefit plans (including health and medical insurance of Employee, Employee’s spouse and Employee’s dependents) and policies in effect with respect to senior management personnel of the Company, including any equity plan.

(b)                                 Reimbursement of Expenses.  During the Employment Term, the Company shall pay or promptly reimburse Employee, upon submission of proper invoices in accordance with the Company’s normal procedures, for all reasonable out-of-pocket business, entertainment and travel expenses incurred by Employee in the performance of his duties hereunder. Any taxable reimbursement of business or other expenses as specified under this Amended Agreement shall be subject to the following conditions:  (i) the expenses eligible for reimbursement in one taxable year shall not affect the expenses eligible for reimbursement in any other taxable year; (ii) the reimbursement of an eligible expense shall be made no later than the end of the calendar year after the year in which such expense was incurred; and (iii) the right to reimbursement shall not be subject to liquidation or exchange for another benefit.

(c)                                  Vacation.  During the Employment Term, Employee shall be entitled to vacation in accordance with the policies of the Company applicable to senior management personnel from time to time.

(d)                                 Withholding.  The Company shall be entitled to withhold from amounts payable or benefits accorded to Employee under this Agreement all federal, state and local income, employment and other taxes, as and in such amounts as may be required by applicable law.

Section 4.                                           Employment Term.  The term of this Agreement (the “Employment Term”) shall begin on the Effective Date and shall continue until Employee’s employment hereunder is terminated in accordance with Section 5.

Section 5.                                           Termination; Severance Benefits.

5.1.                            Generally.  Either the Board or Employee may terminate Employee’s employment hereunder, for any reason upon sixty (60) days prior written notice to the other party. Upon termination of Employee’s employment hereunder for any reason, Employee shall be deemed simultaneously to have resigned as a member of the Board, if applicable, and from any other position or office he may at the time hold with the Company or any of its affiliates. In addition, upon termination of Employee’s employment hereunder for any reason, the Company shall: (i) reimburse Employee for any expenses properly incurred under Section 3.3(b) which have not previously been reimbursed as of the effective date of the termination; (ii) pay Employee for any accrued, but unused, vacation time as of the effective date of the termination; and (iii) pay Employee for any accrued and unpaid Base Salary through and including the effective date of termination (collectively, the “Accrued Compensation”). The Accrued Compensation will be paid in a lump sum on the first regularly scheduled payroll date following the effective date of the termination of Employee’s employment with the Company.

5.2.                            Voluntary Termination by Employee Other than due to Good Reason in Connection with a Change in Control Event.  If Employee voluntarily resigns from his employment, other than for Good Reason within 12 months after a Change in Control Event, Employee shall: (i) receive no further Base Salary or Bonus hereunder, other than the Accrued Compensation; and (ii) cease to be covered under or be permitted to participate in or receive any of the benefits described in Section 3.3.

5.3.                            Termination by the Company.

(a)                                 Without Cause. If the Company terminates Employee’s employment hereunder without Cause (other than within 12 months after a Change in Control Event), then subject to Sections 5.6 and 5.7(b), Employee will be entitled to receive an amount equal to one times Employee’s then current Base Salary, payable over 6 months, commencing upon the effective date of the termination of Employee’s employment with the Company, in accordance with the Company’s customary payroll practices then in effect for its senior management personnel (the “Severance Payment”), plus a payment of a bonus equal to the target Bonus for the year in which such termination occurs pro-rated for the number of days actually worked in the year of termination, payable within 2½ months following such termination. In addition, the vesting of stock options held by Employee immediately prior to such termination (“Options”) shall accelerate such that the portion of those options that was otherwise scheduled to vest during the 12 month period immediately following such termination (had Employee remained employed with the Company for that period) will become vested as of the date of such termination. Further, if Employee elects COBRA continuation of his insured group health benefits, the Company will contribute an amount toward the monthly cost of such coverage equal to the Company’s share of the monthly premiums (at the time of termination) for active employees for a period of 12 months (or, if less, for the duration of such COBRA continuation).

(b)                                 For Cause.  If the Company terminates Employee’s employment hereunder for Cause, Employee shall: (i) receive no further Base Salary or Bonus hereunder, other than Accrued Compensation; and (ii) cease to be covered under or be permitted to participate in or receive any of the benefits described in Section 3.3.

5.4.                            Termination in Connection with a Change in Control Event.  If: (i) a condition occurs which constitutes Good Reason and after Employee has complied with the applicable notice period and the Company has failed to remedy such condition, Employee actually resigns (all as described in detail in the definition of “Good Reason” in Section 1); or (ii) the Company terminates Employee’s employment hereunder without Cause, in either case within 12 months after the occurrence of a Change in Control Event, then in lieu of any other payments, rights or benefits under Section 5.3(a),  Employee will be entitled to receive an amount equal to one and one-half (1.5) times Employee’s then current Base Salary, payable over 12 months, commencing upon the effective date of the termination of Employee’s employment with the Company, in accordance with the Company’s customary payroll practices for its senior management personnel (the “Change in Control Severance Payment”), plus an amount equal to one (1) times the target Bonus for the year in which such resignation or termination occurs (such amount being payable in a lump sum on such effective date of termination), payable within 2 ½ months following such termination or resignation. In addition, the Options and any restricted stock grants held by Employee immediately prior to his termination shall vest in full. Further, if Employee elects COBRA continuation of his insured group health benefits, the Company will waive the applicable premiums otherwise payable for such COBRA continuation for a period of 18 months (or, if less, for the duration of such COBRA continuation).  All payments made under this section shall be subject to Sections 5.6 and 5.7(b).

5.5.                            Termination upon Death or Disability.  Employee’s employment hereunder shall terminate upon death of Employee. The Company may terminate Employee’s employment hereunder in the event Employee is disabled and such disability continues for more than 180 days. “Disability” shall be defined as the inability of Employee to render the services required of him, with or without a reasonable accommodation, under this Amended Agreement as a result of physical or mental incapacity. In the event of death or termination by the Company due to disability of Employee, if Employee elects COBRA continuation of his insured group health benefits, the Company will contribute an amount toward the monthly cost of such coverage equal to the Company’s share of the monthly premiums (at the time of termination) for active employees for a period of 12 months (or, if less, for the duration of such COBRA continuation).

5.6.                            Release Required.  As a condition precedent to the receipt of any right, payment or benefit under Sections 5.3(a) or 5.4, Employee must execute and deliver to the Company a release, the form and substance of which are acceptable to the Company, and such release must become irrevocable, within 60 days following the effective date of termination of Employee’s employment. Any such right, payment or benefit that would otherwise be paid before such release becomes irrevocable will instead be delayed and paid to Employee in a lump sum within 15 days after such release becomes irrevocable (and the remaining payments will be made as otherwise scheduled in the ordinary course). Notwithstanding the foregoing, if the 60 day period immediately following the effective date of termination of Employee’s employment overlaps two calendar years, then any such right, payment or benefit that would otherwise be paid before the later of (i) the date such release becomes irrevocable, or (ii) the last day of the year in which such termination occurs (such later date, the “Applicable Date”) will instead be delayed and paid to Employee in a lump sum on the first regularly scheduled payroll date following the Applicable Date (and the remaining payments will be made as otherwise scheduled in the ordinary course). If the release has not become irrevocable within 60 days following the effective date of the termination of Employee’s employment, Employee will forfeit any right, payment or benefit otherwise due under Section 5.3(a) or 5.4, as applicable.

5.7.                            Section 409A.

(a)                                 Purpose.  This section is intended to help ensure that compensation paid or delivered to Employee pursuant to this Agreement either is paid in compliance with, or is exempt from, Section 409A. However, the Company does not warrant to Employee that all compensation paid or delivered to him for his services will be exempt from, or paid in compliance with, Section 409A.

(b)                                 Amounts Payable On Account of Termination.  For the purposes of determining when amounts otherwise payable on account of Employee’s termination of employment under this Amended Agreement will be paid, which amounts become due because of his termination of employment, “termination of employment” or words of similar import, as used in this Amended Agreement, shall be construed as the date that Employee first incurs a “separation from service” for purposes of Section 409A on or following termination of employment. Furthermore, if Employee is a “specified employee” of a public company as determined pursuant to Section 409A as of his termination of employment, any amounts payable on account of his termination of employment which constitute deferred compensation within the meaning of Section 409A and which are otherwise payable during the first six months following Employee’s termination (or prior to his death after termination) shall be paid to Employee in a cash lump-sum on the earlier of: (i) the date of his death; or (ii) the first business day of the seventh calendar month immediately following the month in which his termination occurs.

(c)                                  Series of Payments.  Any right to a series of installment payments shall be treated as a right to a series of separate payments.

(d)                                 Interpretative Rules.  In applying Section 409A to amounts paid pursuant to this Agreement, any right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

5.8.                            Participation in Other Severance Plans.  Employee agrees and acknowledges that he shall not be eligible to participate in or have any right to benefits pursuant to the Company’s Change in Control Severance Plan or any successor plan thereto.

Section 6.                                           Federal Excise Tax.

6.1.                            General Rule.  Employee’s payments and benefits under this Agreement and all other arrangements or programs related thereto shall not, in the aggregate, exceed the maximum amount that may be paid to Employee without triggering golden parachute penalties under Section 280G of the Code, and the provisions related thereto with respect to such payments. If Employee’s benefits must be cut back to avoid triggering such penalties, such reduction shall be made in the following order: (i) first, any future cash payments (if any) shall be reduced (if necessary, to zero); (ii) second, any current cash payments shall be reduced (if necessary, to zero); (iii) third, all non-cash payments (other than equity or equity derivative related payments) shall be reduced (if necessary, to zero); and (iv) fourth, all equity or equity derivative payments shall be reduced.  If an amount in excess of the limit set forth in this Section is paid to Employee, Employee must repay the excess amount to the Company upon demand, with interest at the rate provided in Section 1274(b)(2)(B) of the Code.  Employee and the Company agree to cooperate with each other reasonably in connection with any administrative or judicial proceedings concerning the existence or amount of golden parachute penalties on payments or benefits Employee receives.

6.2.                            Exception.  Section 6.1 shall apply only if it increases the net amount Employee would realize from payments and benefits subject to Section 6.1, after payment of income and excise taxes by Employee on such payments and benefits.

6.3.                            Determinations.  The determination of whether the golden parachute penalties under Section 280G of the Code and the provisions related thereto shall be made by counsel chosen by Employee and reasonably acceptable to the Company. All other determinations needed to apply this Section 6 shall be made in good faith by the Company’s independent auditors.

Section 7.                                           General.

7.1.                            Confidentiality and Non-Competition Agreement.  Employee and the Company hereby ratify and re-affirm that certain Confidentiality and Non-Competition Agreement dated July 7, 2014 (the “Confidentiality Agreement”).

7.2.                            No Conflict.  Employee represents and warrants that he has not entered, nor will he enter, into any other agreements that restrict his ability to fulfill his obligations under this Agreement and the Confidentiality Agreement.

7.3.                            Governing Law.  This Agreement shall be construed, interpreted and governed by the laws of the State of New Jersey, without regard to the conflicts of law rules thereof.

7.4.                            Binding Effect.  This Agreement shall extend to and be binding upon Employee, his legal representatives, heirs and distributees and upon the Company, its successors and assigns regardless of any change in the business structure of the Company.

7.5.                            Assignment.  Neither this Agreement nor any of the rights or obligations hereunder shall be assigned or delegated by any party without the prior written consent of the other party.

7.6.                            Entire Agreement.  This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto, including without limitation the Severance Agreement. No waiver, modification or change of any provision of this Agreement shall be valid unless in writing and signed by both parties.

7.7.                            Waiver.  The waiver of any breach of any duty, term or condition of this Agreement shall not be deemed to constitute a waiver of any preceding or succeeding breach of the same or any other duty, term or condition of this Agreement.

7.8.                            Severability.  If any provision of this Agreement shall be unenforceable in any jurisdiction in accordance with its terms, the provision shall be enforceable to the fullest extent permitted in that jurisdiction and shall continue to be enforceable in accordance with its terms in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

7.9.                            Conflicting Agreements.  In the event of a conflict between this Agreement and any other agreement between Employee and the Company, the terms and provisions of this Agreement shall control.

7.10.                     Resolution of Disputes.  Any claim or controversy arising out of, or relating to, this Agreement, other than with respect to the Confidentiality Agreement, between Employee and the Company (or any officer, director, employee or agent of the Company), or the breach thereof, shall be settled by arbitration administrated by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes. Such arbitration shall be held in New Jersey (or in such other location as the Company may at the time be headquartered).  The arbitration shall be conducted before a three-member panel. Within fifteen (15) days after the commencement of arbitration, each party shall select one person to act as arbitrator and the two selected shall select a third arbitrator within ten (10) days of their appointment.

If the arbitrators selected by the parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be selected by the American Arbitration Association and shall be a member of the bar of the State of New Jersey actively engaged in the practice of employment law for at least ten years.  The arbitration panel shall apply the substantive laws of the State of New Jersey in connection with the arbitration and the New Jersey Rules of Evidence shall apply to all aspects of the arbitration. The award shall be made within thirty days of the closing of the hearing. Judgment upon the award rendered by the arbitrators(s) may be entered by any Court having jurisdiction thereof.

7.11.                     Notices.  All notices pursuant to this Agreement shall be in writing and shall be sent by prepaid certified mail, return receipt requested or by recognized air courier service addressed as follows:

(i)                                     If to the Company to:

Amicus Therapeutics, Inc.
1 Cedar Brook Drive
Cranbury, New Jersey 08512

(ii)                                  If to Employee to:

Dipal Doshi
at the address in his personnel file

or to such other addresses as may hereinafter be specified by notice in writing by either of the parties, and shall be deemed given three (3) business days after the date so mailed or sent.

7.12.                     Compliance . If reasonably requested in writing, Employee agrees within fifteen business days to provide the Company with an executed IRS Form 4669 (Statement of Payments Received) with respect to any taxable amount paid to Employee by the Company.

7.13.                     Counterparts . This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

/s/ Dipal Doshi
DIPAL DOSHI

AMICUS THERAPEUTICS, INC.

By:	/s/ John F. Crowley
Name:	John F. Crowley
Title:	Chairman and Chief Executive Officer